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                                                                    EXHIBIT 99.1

                     HCC ANNOUNCES CONVERTIBLE NOTE OFFERING

HOUSTON (March 25, 2003) . . .

HCC INSURANCE HOLDINGS, INC. (NYSE SYMBOL: HCC) announced today that it is making a public offering of convertible notes (the "Notes") under its previously filed shelf registration statement. Salomon Smith Barney will be acting as sole book-running manager for this offering.

The Notes will be convertible into shares of HCC's common stock, when the market price of the shares reaches certain specified thresholds. The Notes cannot be called for six years after issuance and mature in 20 years, although the holders can require HCC to repurchase the Notes on certain dates and upon the occurrence of certain change in control events.

The gross proceeds from the sale will be $125 million before the underwriters' over-allotment option. HCC intends to use the proceeds of the offering to repay outstanding debt, for general corporate purposes and to fund future acquisitions and strategic investments.

This press release does not constitute an offer to sell or the solicitation of an offer to purchase these securities. The Notes may be offered only by means of a prospectus, including a prospectus supplement. A copy of the prospectus may be obtained from Salomon Smith Barney.

HCC is an international insurance holding company and a leading specialty insurance group. HCC has assets of $3.7 billion and its shares trade on the NYSE (symbol: HCC), with a market capitalization of over $1.6 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.
                                           ------------
Contact:    L. Byron Way, Vice President
            HCC Insurance Holdings, Inc.
            Telephone:  (713) 690-7300

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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